AMENDED AND RESTATED PERMIT USE AGREEMENT

This Amended and Restated Permit Use Agreement (the "Agreement") is made effective as of this ____ day of September, 2010 (the "Effective Date") by and between Florida Gaming Centers, Inc.("Florida Gaming") and Summer Jai Alai Partners, a Florida general partnership (the "Partnership").

WITNESSETH:

WHEREAS, the partners of the Partnership are West Flagler Associates, Ltd., a Florida limited partnership, and BKCLP 2, Ltd., a Florida limited partnership (each, a "Partner" and, collectively, the "Partners"); and

WHEREAS, the Partnership owns a pari-mutuel wagering permit for the conduct of summer jai alai games (the "Summer Permit"), and Florida Gaming owns a pari-mutuel wagering permit for the conduct of jai alai games (the "MJA Permit"); and

WHEREAS, the Summer Permit may be operated for the conduct of pari-mutuel wagering on the game of Jai Alai during the period of May 1 through November 30 in each year (the "Summer Season") pursuant to Section 550.0745, Florida Statutes (2010), in Miami-Dade County, Florida, and as otherwise may be permitted by applicable law; and

WHEREAS, Section 550.475, Florida Statutes (2010), authorizes the holder of a pari-mutuel permit for the conduct of jai alai games to lease the facilities of another holder of the same class of pari-mutuel permit when located within a 35-mile radius of each other, and to operate its pari-mutuel meet at the leased facility; and

WHEREAS, Florida Gaming and the Partnership have entered into a Lease Agreement in accordance with Section 550.475, Florida Statutes (2010), as of the date hereof, for operation of the Summer Permit at the pari-mutuel facility owned by Florida Gaming and located at 3500 Northwest 37th Avenue, Miami, Florida 33142 (the "Miami Jai Alai Facility"); and

WHEREAS, Florida Gaming and the Partnership have agreed that Florida Gaming shall have the obligation to conduct business activities under the Summer Permit at the Miami Jai Alai Facility during the Summer Season, including without limitation the exhibition and wagering on the live game of jai alai, facility admissions and box office, sales of food and beverages (including alcoholic beverages), sales of merchandise, parking, and other related undertakings during the Term of this Agreement (collectively the "Summer Operations"), and shall be entitled to all revenues and other benefits related solely to such Summer Operations that occur at the Miami Jai Alai Facility; and

WHEREAS, Florida Gaming, the Partnership and the Partners have agreed that this Agreement shall not obligate the Partnership to any condition or obligation set forth in the Collective Bargaining Agreement between Florida Gaming, the UAW International Union, and the Local UAW 8868 dated on or about October 16, 2007, or any successor agreement

concerning employee or player unions at the Miami Jai Alai Facility (the "Collective Bargaining Agreements and Unions"), and that Florida Gaming shall indemnify and hold harmless the Partnership and the Partners arising out of or caused by the Collective Bargaining Agreements and Unions; and

WHEREAS, Florida Gaming and the Partnership entered into that certain Permit Use Agreement dated as of December 12, 2007 (the "Original Permit Use Agreement"). The parties hereto desire to enter into this Agreement to amend and restate in its entirety the Original Agreement in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the sufficiency of which the parties hereby acknowledge, it is agreed as follows:

1. Recitals. The foregoing recitals are true and correct and are hereby incorporated into, and made a part of, this Agreement.

2. Conduct of Summer Operations at the Miami Jai Alai Facility: Florida Gaming shall continue to manage and operate the Miami Jai Alai Facility, including but not limited to the premises set forth in the Lease Agreement during the Term (the "Management Services"). Florida Gaming shall conduct the minimum number of performances required under Florida law for the Summer Permit to be authorized and eligible to conduct pari-mutuel, intertrack wagering, and cardroom operations, but not more than One Hundred and Fifteen Percent (115%) of such minimum required performances, subject to annual adjustment agreed which may be mutually upon by the Partnership and Florida Gaming. Florida Gaming will employ and retain all of the personnel necessary to provide the Management Services, at Florida Gaming's cost, and Florida Gaming will also pay the costs of operating the Miami Jai Alai Facility during the Term. Florida Gaming shall provide the Management Services substantially of the same level as it provides with respect to the conduct of live jai alai under the MJA Permit, and subject to the same terms and conditions.

3. Revenue and Expenses from Summer Operations: All revenue of any type derived or produced from the conduct of the Summer Operations that specifically occur at the Miami Jai Alai Facility during the Term shall belong entirely to Florida Gaming. Florida Gaming shall bear all of the costs, expenses and liabilities arising from the Summer Operations at the Miami Jai Alai Facility during the Term, including all taxes and applicable fees. Florida Gaming shall not be entitled to revenue derived or produced by the Summer Permit, including but not limited to cardroom and intertrack wagering operations, at any location other than the Miami Jai Alai Facility.

4. Cardroom Operations: In the event that the Partnership obtains authorization and a license under the Summer Permit to conduct cardroom operations at a location other than the Miami Jai Alai Facility, the Partnership shall remit to Florida Gaming four (4) percent of the Partnership's weekly gross cardroom receipts (the "Summer Permit's Cardroom Percentage") to supplement prizes paid in connection with live jai alai games conducted at the Miami Jai Alai Facility pursuant to the Summer Permit during the Term, in accordance with Section 849.086(13)(d)1., Florida Statutes (2010). Florida Gaming agrees to utilize the Summer Permit

Cardroom Percentage for such purpose. During the Term, Florida Gaming shall accumulate four (4) percent of gross receipts from its cardroom operations at the Miami Jai Alai Facility in accordance with Section 849.086(13)(d)1., Florida Statutes (2010), to be paid when live games resume at the Miami Jai Alai Facility pursuant to the MJA Permit. This Section shall not be applicable if Florida law is amended and such prize supplements are no longer required.

5. Florida Gaming's Duty to Maintain the Summer Permit: During the Term, Florida Gaming shall take all steps, at its expense, as may be necessary to keep the Summer Permit in good standing under applicable Florida law and to ensure that the Permit remains a viable asset of the Partnership. Further, Florida Gaming shall take whatever steps, at its expense, as may be necessary to assure that the holder of the Permit is at all times eligible to conduct all Gaming activities that Florida law now or in the future authorizes under the Summer Permit; provided, however, that Florida Gaming's obligations under this sentence at any particular time shall be based on Florida law as in effect at that time. The Partnership authorizes and directs Florida Gaming to take such actions, and execute such documents, for and on behalf of the Partnership, as may be necessary or appropriate to fulfill Florida Gaming's obligations set forth in this Paragraph. Florida Gaming shall not be required to allow any other holder of the Permit to conduct activities at the Miami Jai Alai Facility or any other facility owned by Florida Gaming, either during or upon any termination of the Term.

6. Term: This Agreement shall commence on [insert] (the "Commencement Date") and extend until seven (7) years after all of the following events have occurred: (i) Florida Gaming obtains a slot machine license under Chapter 551, Florida Statutes, pursuant to the MJA Permit; (ii) Florida Gaming installs slot machines, and holds itself out to the public as and commences operations as a slot machine gaming facility under Chapter 551, Florida Statutes; and (iii) the first "coin-in" occurs at the Miami Jai Alai facility (the "Termination Date"). Florida Gaming shall conduct during such period (the "Term") the Summer Permit's live jai alai performances at the Miami Jai Alai Facility; provided, however, that if the events described in subsections (i) through (iii) above do not occur by the date which is twenty-one (21) years after the Commencement Date, then this Agreement shall automatically terminate as of the twenty-first (21st) anniversary of the Commencement Date, unless the parties mutually agree to extend this Agreement at such date. Additionally, the Partnership shall have the option to unilaterally terminate this Agreement at any time by the giving of notice to Florida Gaming if the Partnership delivers written notice to Florida Gaming that the partners of the Partnership (the "Partners") voted to terminate this Agreement in accordance with the Partnership Agreement of the Partnership, and one of the Partners voting in favor of termination was West Flagler Associates, Ltd..

7. No Payment of Taxes. Florida Gaming shall pay all real estate taxes, transaction, privilege, excise or sales taxes, special improvement and other assessments (ordinary and extraordinary), and all other taxes, duties, charges, fees and payments imposed by any governmental or public authority which shall be imposed, assessed or levied upon, or arising in connection with the Summer Operations at the Miami Jai Alai Facility during the Term. The Partnership shall not be required to pay municipal, state or federal income taxes assessed against Florida Gaming or municipal, state or federal capital levy, estate, succession, inheritance or transfer taxes of Florida Gaming.

8. Notice: Any notices, documents, statements or other writings to be given hereunder by any party shall be in writing and shall be hand delivered, sent by telex, telecopy or telegram, or mailed, certified mail, return receipt requested, to the other party as follows:

If to Florida Gaming:	Attention: Dan Licciardi 3500 Northwest 37th Avenue Miami, Florida 33142
If to the Partnership:	Attention: Scott Savin 401 Northwest 38th Court Miami, Florida 33126

9. Governing Law: This Agreement and the rights of the parties to this Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida, without regard to or application of its conflicts of laws principles.

10. Amendment and Restatement. The parties hereto specifically acknowledge and agree that this Agreement amend and restates the Original Agreement, and to the extent that any of the provision of this Agreement conflict with or are inconsistent with the provisions of the Original Agreement, then the provisions of this Agreement shall prevail over any such conflicting or inconsistent provisions. The parties specifically acknowledge and agree that this Agreement is intended to amend the Original Agreement in accordance with the terms and conditions set forth in this Agreement and is not intended to and shall be deemed to result in the termination of the Original Agreement, nor give rise to any purchase rights, put rights, call rights, or other rights under the Partner's partnership agreement.

11. Indemnification: Florida Gaming shall and hereby does indemnify and hold Partnership harmless from and against any and all claims, damages, losses, costs and expenses (including but not limited to reasonable attorneys fees, at all levels) arising out or caused by (i) Florida Gaming's and/or it's officers, directors, agents, and employees' negligence or willful misconduct, (ii) Collective Bargaining Agreements and Unions, or (iii) Florida Gaming's breach or default of any of its representations, warranties, covenants or agreements under this Agreement.

12. Insurance. Florida Gaming will throughout the Term carry and maintain, at its sole cost and expense, the following types of insurance, which shall provide coverage on an occurrence basis, with respect to the Premises, in the amounts specified and with such reasonable deductibles as would be carried by a prudent tenant of a similar building, having regard to size, age, and location and in the form hereinafter provided for:

a) Commercial General Liability Insurance. Commercial general liability insurance covering claims arising from bodily injury and property damage with a minimum limits of $1,000,000.00 per occurrence and $2,000,000.00 general aggregate and insuring against legal liability of the insured with respect to the Premises or arising out of the maintenance, use or occupancy thereof. The commercial general liability insurance policy shall include coverage of

contractual liabilities arising under the Lease pursuant to customary contractual liability endorsements.

b) Workers' Compensation and Employees' Liability Insurance. Workers' Compensation Insurance covering all employees of Florida Gaming, as required by the laws of the State of Florida and Employers' Liability coverage subject to a limit of no less than $100,000 each employee, $100,000 each accident, and $1,000,000 policy limit.

13. Entire Agreement: This Agreement and any other contemporaneous written agreements entered into by the parties contain the sole and entire binding agreement among and representations made by the parties to each other and supersede any and all other prior written or oral agreements and representations among them with respect to the matters to which this Agreement and such Exhibits pertain.

14. Benefit and Binding Effect: This Agreement shall be binding upon and inure solely to the benefit of each party to it, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The benefits of this Agreement are personal, and may not be assigned by either party to any person or entity, without the express prior written consent of the other party, which may be withheld in such other party's sole discretion. Any attempt to assign such benefits, or this Agreement itself, in violation of this provision, shall be deemed void ab initio. Neither party shall be construed or held to be a partner, joint venturer or associate of the other party for the purpose of this Agreement, nor shall either party be liable for any debts incurred by the other party in the conduct of such other party's business, or for any loss incurred by such other party from operations or otherwise.

15. Captions: The captions contained in this Agreement are inserted only as a matter of convenience or reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

16. Construction: In the construction of this Agreement, whether or not so expressed, words used in the singular or in the plural, respectively, include both the plural and the singular, and the masculine, feminine and neuter genders include all other genders. Since all parties have engaged in the drafting of this Agreement, no presumption of construction against any party shall apply.

17. Severability: In the event that any portion of this Agreement is illegal or unenforceable, it shall affect no other provisions of this Agreement, and the remainder of this Agreement shall be valid and enforceable in accordance with its terms.

18. Amendments: Any amendments to this Agreement shall be in a writing executed by all of the parties.

19. Counterparts: This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Facsimile signatures shall be deemed originals.

IN WITNESS WHEREOF, Florida Gaming and the Partnership have caused this Agreement to be executed, effective as of the day and year first above written.

FLORIDA GAMING CENTERS, INC.,
a Florida corporation

By: [signature]
Name: William B Collett Jr
Title: C.O.O.

[SIGNATURE OF THE PARTNERSHIP ON FOLLOWING PAGE]

SUMMER JAI ALAI PARTNERS

By: ______________________________
Name: ____________________________
Title: _____________________________